UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2005

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13582	51-0363307
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, North Carolina	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

Registrant’s telephone number, including area code:

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Approval of Deferred Compensation Plan. On July 20, 2005, the Board of Directors (the “Board”) of Speedway Motorsports, Inc. (the “Company”) adopted the Speedway Motorsports, Inc. Deferred Compensation Plan (the “Plan”). The Board also approved the establishment of a related “rabbi trust.” The Plan is a nonqualified plan intended to allow “Eligible Employees” to elect to defer the receipt of certain compensation. An Eligible Employee means an employee of the Company who is part of a select group of management or highly compensated employees of the Company (including its subsidiaries and affiliated companies) within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which was enacted as part of the American Jobs Creation Act of 2004 and established certain requirements for deferred compensation arrangements.

The Plan provides that, unless otherwise designated for a particular enrollment period, a participant can elect to defer up to 75% of base salary and up to 100% of his or her annual bonus. An election to defer compensation generally must be made prior to the beginning of the calendar year in which the services giving rise to the compensation will be performed. Special timing rules apply to elections made by newly eligible employees and elections to defer “performance-based compensation” (as defined under the Plan and within the meaning of Section 409A and related guidance). A participant is always fully vested in amounts attributable to his or her own deferrals. The Plan also provides that the Company may, in its sole discretion, make additional contributions for the benefit of one or more participants. Amounts attributable to Company discretionary contributions are subject to a three-year vesting schedule. Vesting may accelerate upon a participant’s death, disability or retirement, or upon a change in control of the Company (as defined in the Plan).

A participant’s deferred amounts will be credited to a bookkeeping account used solely for the purpose of determining the benefits payable to the participant under the Plan. A participant may designate certain notional investment alternatives in which his or her deferred amounts will be deemed invested for purposes of determining earnings and losses with respect thereto. However, the participant’s designation shall be used solely to determine the value of his account balance and the Company’s liability under the Plan. The Company is not obligated, in fact, to invest any deferred amounts in any designated alternative, and a participant does not have any actual or beneficial ownership in any real investment represented by the notional alternative.

All benefits under the Plan will be paid directly from the general assets of the Company or a rabbi trust established for the purpose of informally funding the Plan. If the Company sets aside assets in the rabbi trust, such assets remain subject to the claims of the Company’s creditors in the event of the Company’s insolvency. A participant does

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not have any preferred claim with respect to any assets of the Company or the rabbi trust, but rather is an unsecured general creditor of the Company with respect to all benefits and rights under the Plan.

When a participant makes a deferral election, the participant also designates the time and form of payment for such deferred amounts. Generally, payments will begin at a specific payment date selected by the participant or after the participant’s separation from service (although “key employees” cannot begin payment until at least six months after separation from service in accordance with Section 409A). For in-service distributions, a participant can elect either a lump sum payment or annual installments over two to five years. Distributions following a separation from service can be paid in a lump sum, in annual installments over two to ten years, or a combination of both options. The Company, however, can require lump sum payments in certain cases. A participant’s payment elections can be changed only in very limited circumstances permitted under Section 409A. Special payment rules also apply following a participant’s (a) death, (b) disability or (c) termination of employment within two years after a change in control of the Company. Early payment also can be requested under circumstances that qualify as an unforeseeable emergency. In all cases, payments remain subject to the restrictions of Section 409A.

The Plan shall be administered by the individual or individuals appointed by the Company. The Plan administrator is responsible for such recordkeeping and other administrative responsibilities delegated to it by the Compensation Committee of the Board (the “Committee”) and as are specified under the Plan.

The Plan provides that the Committee may modify, amend or terminate the Plan, except that no such modification, amendment or termination can cancel, reduce or otherwise adversely affect the amount of any benefits that a participant has previously accrued without his or her consent. A termination of the Plan also shall not result in payments to participants except to the extent permitted under Section 409A.

The Company makes no representations or warranties with respect to the tax consequences of participation in the Plan or that it complies in form or operation with Section 409A.

The foregoing describes only the material terms of the Plan and is qualified in its entirety by reference to the terms and conditions of the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

Date: July 25, 2005	By:	/s/ William R. Brooks
William R. Brooks Executive Vice President and Chief Financial Officer

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